Exhibit 4

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of August 31, 2005, by and between MERCY HEALTH SYSTEM CORPORATION, a Wisconsin corporation (“Seller”) and AMERICAN PHYSICIANS ASSURANCE CORPORATION, a Michigan stock insurance corporation (“Purchaser”).

WHEREAS, Seller is the holder of certain shares (the “Shares”) of the common stock, $250 par value (the “Common Stock”), of Physicians Insurance Company of Wisconsin, Inc., a Wisconsin stock insurance corporation (the “Issuer”) (whenever the terms “Common Stock” and “Shares” are used herein, such terms shall be deemed to refer to the Common Stock and Shares, as defined, together with the common stock purchase rights (“Rights”) under the Rights Agreement, dated as of November 4, 2004, between the Issuer and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), associated therewith); and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller Seventy-Three (73) of the Shares (hereinafter, the “Purchased Shares”); and

WHEREAS, Seller and Purchaser desire to consummate the sale and purchase of the Purchased Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1. PURCHASE, PAYMENT AND DELIVERY OF CERTIFICATES

1.1 Purchase Price. Purchaser hereby agrees to purchase and Seller hereby agrees to sell the Purchased Shares, free and clear of all liens, pledges and encumbrances of any kind, at a purchase price of Three Thousand Eight Hundred and 00/100 Dollars ($3,800.00) per Share (the “Purchase Price”).

1.2 Closing. The sale and purchase of the Purchased Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held in the offices of Whyte Hirschboeck Dudek S.C., 555 East Wells Street, Suite 1900, Milwaukee, WI, 53202, or at such other place (including via electronic mail or facsimile) to which the parties may mutually agree, contemporaneously with the execution and delivery of this Agreement (the day on which the Closing takes place being the “Closing Date”). At the Closing, the parties shall make the deliveries and payment contemplated by Sections 1.3, 1.4 and Article 4.

1.3 Payment. The aggregate Purchase Price for the Purchased Shares shall be paid at the Closing by wire transfer to the Seller’s designated account according to irrevocable written instructions that Seller shall provide to Purchaser prior to the Closing.

1.4 Delivery of Stock Certificates. At the Closing, Seller shall deliver to Purchaser existing certificates (the “Seller Certificates”) representing legal title to and beneficial interest in the Purchased Shares owned by Seller, together with an appropriate stock power, in proper form for transfer, assigning to Purchaser the Purchased Shares, it being understood that the total number of Shares represented by the Seller Certificates may exceed the number of Purchased Shares. Any applicable transfer taxes shall be paid by Seller.

1.5 Adjustments. (a) In the event the number of issued and outstanding shares of Common Stock on the Closing Date is not 19,555 due to (i) payment by Issuer of a dividend to the holders of Common Stock in shares of Common Stock, (ii) the subdivision by the Issuer of its outstanding shares of Common Stock into a greater number of shares, or (iii) the combination by Issuer of its outstanding shares of Common Stock into a smaller number of shares, then the number of Purchased Shares and Purchase Price shall be adjusted so that (A) the number of Purchased Shares is equal to the number that an owner of such number of Shares on the record date for such payment, subdivision or combination would own immediately after such payment, subdivision or combination and (B) the Purchase Price shall be adjusted to that price determined by multiplying such price by a fraction (x) the numerator of which is the total number of outstanding shares of Common Stock immediately prior to such payment, subdivision or combination, and (y) the denominator of which shall be the total number of outstanding shares of Common Stock immediately after such payment, subdivision or combination. In addition, the Purchase Price shall be reduced, dollar for dollar, by the amount of any dividends (whether paid or payable in cash or other property) declared with respect to the Purchased Shares the record date of which is prior to the Closing Date.

(b) In the event the number of issued and outstanding shares of Common Stock on the Closing Date is less than 19,555 other than as a result of an event described in Section 1.5(a), then (i) the number of Purchased Shares shall be reduced in the same proportion as the number of issued and outstanding shares of Common Stock on the Closing Date bears to 19,555 (rounded down to the nearest whole share), and (ii) the purchase and sale pursuant to this Agreement of the number of shares of Common Stock by which the number of Purchased Shares is reduced pursuant to clause (i) shall be considered null and void ab initio.

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the Closing Date as follows:

2.1 Organization and Power. Seller has full legal power, capacity and authority to execute this Agreement and consummate the transactions contemplated hereby. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease its assets and to carry on its business as now conducted. This Agreement is binding upon the Seller and enforceable against the Seller in accordance with its terms.

2.2 No Violations. Neither the execution or delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will (a) violate any provision of the organizational documents of the Seller or, to Seller’s knowledge, of the Issuer (provided, that Seller makes no representation or warranty with regard to the application or effect of the Rights Agreement), (b) with notice or lapse of time or both, result in the creation or imposition of a lien or other encumbrance or third party right on the Purchased Shares other than in favor of Purchaser, (c) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government or government agency applicable to Seller or the transactions contemplated hereby or, to Seller’s knowledge, to the Issuer, (d) require approval of any government or government agency, or (e) violate any material contract to which the Seller is a party or by which it is bound.

2.3 Ownership and Title. The Seller owns legally and beneficially (as a bona fide purchaser from Janesville Medical Center, Ltd.) and has good and marketable title to, the Purchased Shares. The Seller Certificates represent the number of outstanding Shares of Common Stock purported to be represented thereon, regardless of any incorrect designations as “Class A Common Stock” or of incorrect par value thereon, and transfer of the Seller Certificates to Purchaser as contemplated by this Agreement will convey legal and beneficial ownership of the Purchased Shares purported to be owned by Seller. Such Purchased Shares are shares of Common Stock that have been validly issued by the Issuer, are fully paid and nonassessable (except as provided in 180.0622(2)(b) of the Wisconsin Statutes) and are free and clear of all options, rights of other persons, pledges, security interests, liens, encumbrances, voting restrictions, voting trusts, transfer restrictions and any other adverse claim, except, in the case of transfer restrictions, (i) as may be imposed by Federal or state securities laws, (ii) as reflected on the Seller Certificates that contain a legend to the effect that any resale thereof by the Seller be registered under applicable securities laws unless the Issuer obtains an opinion of its counsel that such resale is exempt from applicable registration requirements (the “Restrictive Legend”), and (iii) the effect, if any, of the Rights Agreement (including, without limitation, a legend on the Seller Certificates making reference to the Rights Agreement). Without limiting the foregoing, Seller confirms that the Seller Certificates contain no legend, other than the Restrictive Legend, that has any legal effect to restrict the transfer of the Purchased Shares.

2.4 Broker’s Fee. Seller has no liability or obligation to pay any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which Purchaser could become liable or obligated. Seller has an obligation to pay a completion fee to Edelman & Co., Ltd., which obligation will be paid by Seller.

2.5 No Representation Regarding Issuer. Seller makes no representation whatsoever as to the Issuer, its business, assets, liabilities, operations, financial condition or otherwise, including without limitation the accuracy or completeness of any information contained in publicly-available filings made by the Issuer.

2.7 No Other Representations Relied Upon. In selling the Purchased Shares, Seller has relied solely and exclusively upon the representations and warranties expressly made by Purchaser in this Agreement, and has not relied upon any other representations, whether written or oral, that may have been made by or on behalf of Purchaser.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the Closing Date as follows:

3.1 Organization and Power. Purchaser has full corporate power, capacity and authority to execute this Agreement and consummate the transactions contemplated hereby. The Purchaser is a stock insurance corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease its assets and to carry on its business as now conducted. This Agreement is binding upon the Purchaser and enforceable against Purchaser in accordance with its terms.

3.2 No Violations. Neither the execution or delivery of this Agreement by the Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, will (i) violate any provision of Purchaser’s articles of incorporation or bylaws, or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling or other restriction of any government or government agency applicable to Purchaser or the transactions contemplated hereby or, to Purchaser’s knowledge, to the Issuer, (iii) require approval of any government or government agency, or (iii) violate any material contract to which the Purchaser is a party or by which it is bound.

3.3 Broker’s Fee. Purchaser has no liability or obligation to pay any broker’s or finder’s fee or commission in connection with the transactions contemplated by this Agreement for which Seller could become liable or obligated.

3.4 Securities Transfer Matters.

(a) Purchaser is aware that the Seller may rely on the exemption from the provisions of section 5 of the Securities Act of 1933 (the “Securities Act”) provided by Rule 144A under the Securities Act (the “Rule”) and that, as a consequence, the Purchased Shares may be deemed to be “restricted securities” within the meaning of Rule 144(a)(3) under the Act and that Purchaser may resell the Purchased Shares only to the persons and under the circumstances permitted by applicable securities laws. Purchaser is a “qualified institutional buyer” as that term is defined in subsection (a)(1)(i)(A) of the Rule.

(b) Purchaser is purchasing the Purchased Shares for its own account for investment purposes, and not with a view to, or for offer or sale in connection with, any distribution thereof whether in violation of the Securities Act or otherwise.

(c) In purchasing the Purchased Shares, Purchaser has relied solely and exclusively upon its own independent investigation and the representations and warranties expressly made by Seller in this Agreement, and has conducted such due diligence concerning the Issuer and its business, affairs, financial condition and prospects as the Purchaser has deemed necessary or desirable, and, except for the representations and warranties expressly made by Seller in this Agreement, the Purchaser has not relied upon any representations, whether written or oral, made by or on behalf of Seller.

ARTICLE 4. COVENANTS AND AGREEMENTS

4.1 Transfer and Ownership. By this Agreement and the simultaneous exchange of the Seller Certificates by Seller for payment in full of the Purchase Price by Purchaser at the Closing, Seller hereby irrevocably grants, bargains, sells and conveys to Purchaser, and Purchaser accepts, all legal, equitable and beneficial ownership, and right, title and interest in and to the Purchased Shares. Seller shall retain all legal, equitable and beneficial ownership, and right, title and interest in and to all Shares owned by Seller (including the “Excess Shares,” as hereinafter defined, and any other Shares of Common Stock owned or hereafter acquired by Seller) other than the Purchased Shares.

4.2 Issuance of New Certificates; Further Assurances.

(a) Seller and Purchaser acknowledge that the Seller Certificates may represent a greater number of Shares than the number of Purchased Shares. The Shares represented by the Seller Certificates, in the aggregate, in excess of the number of Purchased Shares, are referred to herein as the “Excess Shares.” Seller and Purchaser also acknowledge that there may be a period of time between the Closing Date and the date on which the Issuer issues one or more new stock certificates for the Purchased Shares in the name of the Purchaser (“Purchaser’s Certificates”) and/or the date on which the Issuer issues one or more new stock certificates to the Seller representing the Excess Shares (“Excess Certificates”), such period being referred to herein as the “Certificate Reissuance Period.” Subject to the following provisions, the risk of non-issuance or delay in issuance of the Purchaser Certificates is that of the

Purchaser and the risk of non-issuance or delay in issuance of the Excess Certificates is that of the Seller. Notwithstanding any such delay, as between the Seller and the Purchaser, from and after the Closing Date, the Purchaser shall be the sole and exclusive owner of all right, title and interest in and to the Purchased Shares and the Seller shall be the sole and exclusive owner of all right, title and interest in and to the Excess Shares and, to the extent that the Seller Certificates evidence Seller’s legal and beneficial ownership of the Excess Shares, Purchaser shall possess and hold the Seller Certificates in trust for Seller.

(b) Seller and Purchaser agree to cooperate and use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, that nothing in this Agreement shall require Seller or Purchaser to bring or prosecute any action, suit or proceeding against Issuer. Without limiting the generality of the foregoing, during the Certificate Reissuance Period the Seller and Purchaser will cooperate with each other in any efforts taken by the other to cause the Issuer to issue the Purchaser Certificates and the Excess Certificates; provided, that Seller shall have no obligation to take any actions against the Issuer to compel the issuance of the Purchaser Certificates and Purchaser shall have no obligation to take any action against the Issuer to compel the issuance of the Excess Certificates.

(c) If requested by Purchaser after the Closing Date, Seller shall obtain an opinion of its counsel to the effect that the sale of the Purchased Shares does not require registration under the Securities Act of 1933, as amended. The opinion shall be in a form reasonably satisfactory to Purchaser, shall be rendered by legal counsel reasonably satisfactory to Purchaser (it being acknowledged that Whyte, Hirschboeck, Dudek S.C. is reasonably satisfactory), and shall specify that Purchaser and its legal counsel may rely upon it. Such opinion may rely upon representations made by Purchaser in Article 3.

4.3 Property Rights. All property rights in and appurtenant to the Purchased Shares (including, without limitation, the right to receive any dividend or distribution (whether in cash, additional shares of Common Stock or otherwise) or consideration payable in connection with a merger, consolidation or other sale of the Issuer, paid or payable with respect thereto, and the right to transfer or dispose, or pledge or hypothecate such Purchased Shares) shall, from and after the Closing, be the sole and exclusive property of the Purchaser. All property rights in and appurtenant to all other Shares owned by Seller, including the Excess Shares and any other Shares of Common Stock owned or hereafter acquired by Seller (including, without limitation, the right to receive any dividend or distribution (whether in cash, additional shares of Common Stock or otherwise), or consideration payable in connection with a merger, consolidation or other sale of the Issuer, paid or payable with respect thereto, and the right to transfer or dispose, or pledge or hypothecate such other Shares) shall be the sole and exclusive property of the Seller. In the event that either party shall come into possession of any money or property in respect of the Shares which money or property belongs to the other party as set forth in the preceding two sentences, the party receiving such money or property shall hold such money or property in trust for, and promptly remit to the other, all such money or property without deduction or offset of any kind. For income tax purposes, the party receiving any such money or property to which the other party is entitled pursuant hereto shall be deemed to have received such money or property as nominee for the party entitled thereto.

4.4 Voting and Tender Rights. From and after the Closing, Purchaser shall have all voting rights attributable to the Purchased Shares and, at the Closing (and as may be necessary following the Closing), Seller shall grant to Purchaser a proxy in the form attached hereto granting Purchaser an irrevocable proxy to vote the Purchased Shares. From and after the Closing, each party who comes into possession of any proxy or tender offer materials received by them with respect to the Issuer and all other communications received by them as stockholders of the Issuer shall promptly forward same or a copy of same so as to permit Purchaser to vote or tender the Purchased Shares and Seller to vote or tender the Excess Shares, as the case may be, and shall take such other actions as may be reasonably necessary to permit Purchaser to vote or tender, or direct the vote or tender of, the Purchased Shares and Seller to vote or tender, or direct the vote or tender of, the Excess Shares. In the event the number of Purchased Shares is adjusted pursuant to Section 1.5, the Seller shall execute and deliver to Purchaser, upon Purchaser’s request, a proxy in the form attached hereto granting Purchaser an irrevocable proxy to vote the adjusted number of Purchased Shares.

4.5 No Further Right or Obligation. Except as expressly provided in this Article 4, Section 1.5 and Section 5.3, and except for any liability for its own breach of any representation or warranty made herein, neither party shall have any right or obligation hereunder from and after the Closing; in particular, Seller shall not have any right or obligation to sell to Purchaser, and Purchaser shall not have any right or obligation to purchase from Seller, to vote or to receive dividends on any Shares (including the Excess Shares) of Common Stock owned or hereafter acquired by Seller or any right or interest therein.

ARTICLE 5. MISCELLANEOUS PROVISIONS

5.1 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws provisions.

5.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and neither party shall be liable or bound to the other party in any manner by any warranties, representations, or covenants except as specifically set forth herein. This Agreement may be amended, changed, waived, discharged, or terminated only by a statement in writing signed by the party against which enforcement of the amendment, change, waiver, discharge, or termination is sought.

5.3 Survival. Each of the representations, warranties and covenants of the parties made herein shall survive the execution and delivery of this Agreement for so long as any claim made in respect thereof may be made under any applicable state or federal securities law or statute of limitations.

5.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.6 Section Headings and Construction. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. References to any “Section” are to a section of this Agreement. The terms “herein” and “hereby” refer to this Agreement as a whole and not to any particular section. Any pronouns in this Agreement that refer to a particular gender mean and refer to the appropriate gender or neuter when applied to a particular party, person or entity. Seller and Purchaser have participated jointly in the negotiation and drafting of this Agreement and consulted with their own legal counsel in connection therewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. “Agreement” as used herein shall refer to the Agreement as amended from time to time by the parties.

5.7 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will (a) waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with the provisions of this Agreement.

5.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party (whether by operation of law or otherwise) without the prior written consent of the other, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permitted successors and assigns. No third party beneficiary rights are contemplated hereby.

5.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated hereby, including costs associated with the prosecution or defense of any action, suit or proceeding, shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

5.10 Waivers. Except as otherwise provided in this Agreement, the failure of either party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

5.11 Notices. Any notices or other communications required or permitted hereby shall be sufficiently given if sent by United States mail, postage prepaid; if to Purchaser, at: American Physicians Assurance Corp., 1301 North Hagadorn Road, East Lansing, MI 48823, Attn: R. Kevin Clinton, President and Chief Executive Officer, with a copy to Lori McAllister, Dykema Gossett PLLC, 124 W. Allegan, Suite 800, Lansing, MI, 48933; if to Seller, at: Mercy Health System Corporation, 1000 Mineral Point, Janesville, WI 53545 Attn: Ralph Topinka; or otherwise to such other address as a party may designate to the other in writing.

5.12 Waiver of Trial by Jury. The Purchaser and Seller each waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or arising from any relationship existing in connection with this Agreement, and agrees that any such action or proceeding shall be tried before a court and not before a jury.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SELLER:

MERCY HEALTH SYSTEM CORPORATION

By:	/s/ JOSEPH NEMETH
Name and Title: Joseph Nemeth, Vice President

PURCHASER:

AMERICAN PHYSICIANS ASSURANCE CORPORATION

By:	/s/ R. KEVIN CLINTON
Name and Title: President and CEO

IRREVOCABLE PROXY

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably constitutes and appoints, for himself or itself and his or its heirs and assigns, American Physicians Assurance Corporation (“APA”), with full power of substitution, as his, her or its proxy and attorney-in-fact to vote Seventy-Three (73) shares of common stock of Physicians Insurance Company of Wisconsin, Inc. represented by the stock certificates listed below (the “Purchased Shares”) that the undersigned has sold to APA pursuant to the Stock Purchase Agreement, dated as of the date hereof, by and among the undersigned and APA (the “Purchase Agreement”), and that the undersigned is entitled to vote at any meeting of the holders of the capital stock of Physicians Insurance Company of Wisconsin, Inc. or upon any proposed matter presented to such holders for action without a meeting during the term hereof. The irrevocable proxy granted hereby shall become effective immediately on the date hereof and shall continue in full force and effect until the issuance by Physicians Insurance Company of Wisconsin, Inc. of one or more stock certificates evidencing record title to the Purchased Shares in the name of APA. The undersigned acknowledges that this irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable proxy and hereby revokes all prior proxies granted with respect to the Purchased Shares.

MERCY HEALTH SYSTEM CORPORATION

Dated: August 31, 2005	Signature:	/s/ JOSEPH NEMETH
	Name:	Joseph Nemeth
	Title:	Vice President

Certificate Numbers:

Certificate No. 2986 representing Sixty-Six (66) Shares; and

Certificate No. 4197 representing Seven (7) Shares.